Marine Petroleum Trust
MARINE PETROLEUM TRUST
ANNOUNCES THIRD QUARTER CASH DISTRIBUTION
     DALLAS, Texas, August 21, 2007 — Bank of America, N.A., as Trustee of the Marine Petroleum Trust (NASDAQ — MARPS), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.771365 per unit, payable on September 28, 2007, to unit holders of record on August 31, 2007.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.985.0794